AMENDEMNT TO MARKETING AGREEMENT

The **MARKETING AGREEMENT** dated April 22, 2008, by and between **i2Telecom International, Inc.**, a Washington corporation, with its principal office at 5070 Old Ellis Point, Suite 110, Roswell, GA 30076 ("Company") and **Virenta, LLC**, a Texas limited liability company, with an address at PO BOX 92338, Southlake, Texas 76092 ("Virenta") is hereby amended as follows with the remaining provisions of the Marketing Agreement remaining in full force and effect.

AMENDMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto amend the Marketing Agreement as follows:

1. Paragraph 1.1.1 is amended to read as follows:

   "1.1.1 "Subscriber Override" means (a) ten percent (10%) of the revenue the Company receives from each subscriber of the Company when the subscriber subscribes to the Company's services through a Direct Channel; or (b) twenty percent (20%) of the Net Margin the Company earns from each subscriber of the Company when the subscriber subscribes to the Company's services through an Indirect Channel."

2. Paragraph 1.1.3 is deleted.

3. Paragraph 5.1 is amended to read as follows:

   "5.1 The Company will pay Virenta $22,916.00 monthly (the "Monthly Payment"). Twenty-five percent (25%) of the Monthly Payment will be deferred until the earlier of (1) the Company becomes Cash Flow Positive; or (2) December 31, 2008, at which time the deferred amount will be paid in full. As the Subscriber Revenue (defined later herein) increases, the Monthly Payment will be offset and decrease so that the combination of the Monthly Payment and the Subscriber Revenue equals at least $22,916.00 per month. When the Subscriber Revenue exceeds $22,916.00 in any given month no Monthly Payment will be made or owed in that given month. The Monthly Payment will be paid on or before the 10th day of the month following the month in which the Monthly Payment was earned."

4. Paragraphs 5.4 through 5.4.1.4 inclusive are deleted.

5. Paragraphs 6.2 through 6.2.5.1 are added as follows:

Company: RA ; Virenta: SB

"6.2 Virenta will be issued warrants to purchase Twelve Million, Five Hundred Thousand (12,500,000) shares of Company common stock exercisable at $0.10 each ("Shares") with a three year exercise period, (the "Warrants").

6.2.1 Six Million, Two Hundred and Fifty Thousand (6,250,000) warrants shall be cashless warrants and issued on the date this Amendment is executed.. The cashless warrants will be issued in exchange for cash received and good and other valuable consideration.

6.2.2 Three Million, One Hundred and Twenty Five Thousand (3,125,000) Warrants will be issued and vested on a time-based schedule as follows: (a) One Million, Forty-One Thousand, Six Hundred and Sixty-Seven (1,041,667) Warrants will vest on the first six-month anniversary of the signing of the Marketing Agreement; (b) One Million, Forty-One Thousand, Six Hundred and Sixty-Seven (1,041,667) Warrants will vest on the second six-month anniversary of the signing of the Marketing Agreement; and (c) One Million, Forty-One Thousand, Six Hundred and Sixty-Six (1,041,666)Warrants will vest on the third six-month anniversary of the signing of the Marketing Agreement.

6.2.3 One Million, Five Hundred and Sixty-Two Thousand, Five Hundred (1,562,500) Warrants will vest on a performance-based schedule as follows: (a) Five Hundred and Twenty Thousand, Eight Hundred and Thirty-Three (520,833) Warrants will vest after the first $5,000,000 of profitable Company revenue generated by Virenta, (b) Five Hundred and Twenty Thousand, Eight Hundred and Thirty-Three (520,833) Warrants will vest after the second $5,000,000 of profitable Company revenue generated by Virenta; and (c) Five Hundred and Twenty Thousand, Eight Hundred and Thirty-Four (520,834) Warrants will vest after the third $5,000,000 of profitable Company revenue generated by Virenta.

6.2.3.1 The term "profitable Company revenue" means a minimum of 20% Net Profit.

6.2.4 One Million, Five Hundred and Sixty-Two Thousand, Five Hundred (1,562,500) Warrants will vest on a Strategic Partners-based schedule as follows; (a) Three Hundred and Ninety Thousand, Six Hundred and Twenty-Five (390,625) Warrants will vest upon the signing of an initial agreement with a Strategic Partner; (b) Three Hundred and Ninety Thousand, Six Hundred and Twenty-Five (390,625) Warrants will vest upon the signing of a second agreement with a Strategic Partner; (c) Three Hundred and Ninety Thousand, Six Hundred and Twenty-Five (390,625) Warrants will vest upon the signing of a third agreement with a Strategic Partner; and (d) Three Hundred and Ninety Thousand, Six Hundred and Twenty-Five (390,625) Warrants will vest upon the signing of a fourth agreement with a Strategic Partner.

Company: RH; **Virenta:** _____

6.2.4.1 In order to qualify as a Strategic Partner for purposes of paragraph 6.1.3 the organizations or entities must have annual revenue of at least $100,000,000.

6.2.5 In the event of a Change in Control seventy-five (75%) of the Warrants addressed in paragraph 6.2.2 through paragraph 6.2.4, inclusive, shall automatically become immediately vested. Additionally, Virenta will be issued additional Warrants in an amount equal to 30% of the unexercised Warrants (the "Additional Warrants"). The Additional Warrants will vest on the same schedule as the remaining 25% of the Warrants addressed in paragraph 6.2.2 through 6.2.4 inclusive.

6.2.5.1 The term "Change in Control" means: (i) a sale or transfer of substantially all of the issues of the Company in any transaction or series of related transactions (other than sales in the ordinary course of business); (ii) any merger, consolidation or reorganization to which the Company is a party, except for merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company's outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidations or reorganization, capital stock holding a majority o the voting power of the Company; (iii) any sale or series of sales of shares of the Company's capital stock by the holders thereof which results in any person or group of affiliated persons owning capital stock holding a majority of the voting power of the Company; (iv) any circumstance by which the persons who constitute the Company's Board of Directors as of the date hereof cease for any reason to constitute a majority of the directors of the Company; or (v) any sale by the Company of all or substantially all of its assets."

IN WITNESS WHEREOF, the parties have executed this Agreement as of October 22, 2008.

i2 Telecom International, Inc.

By: [signature]

Name: Paul R. Arena

Title: Chief Executive Officer

Date: October 22, 2008

Virenta, LLC

By: [signature]

Name: Andrew L. Berman

Title: Managing Director

Date: October 22, 2008